Exhibit 10.8

Confidential

Agreement for the Extension of Credit & Conversion of Existing Indebtedness

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, this agreement for the extension of credit and conversion of existing indebtedness (this “Agreement”) is hereby entered into effective the 11th day of April 2003 (the “Effective Date”) between and among Salary.com, Inc., a Delaware corporation located at 888 Worcester Street, Suite 340, Wellesley, MA 02482 (“Salary.com”); Gregory Kent Plunkett, an individual person domiciled at 330 Beacon Street, Unit 93, Boston, MA 02116 (“Plunkett”); and Wianno Ventures LLC (“Wianno Ventures”).

1. The undersigned parties hereby agree to undertake and do everything necessary to complete the following transactions (the “Transactions”), according to the terms and conditions set forth below:

Transaction	1: Extension of Credit to Salary.com, Inc.

LENDER:	Wianno Ventures, LLC

BORROWER:	Salary.com, Inc.

CREDIT FACILITY:	Up to $2,171,000: Line of credit for general working capital purposes of Salary.com, Inc., and for retirement/conversion of existing indebtedness of the Company. Interest shall be payable monthly, and principal shall be due at maturity of Promissory Note.

PROCEEDS:	$ 1,606,000 in cash (from GKP mortgages and released collateral)
$ 505,000 in converted promissory note (pre-existing Schwartz N/P) $ 60.000 in converted bridge loans (made by GKP in March 2003) $ 2,171,000 (“Total Proceeds”)

USE OF PROCEEDS:	Proceeds may be used for general working capital purposes of the Company and to retire/convert existing indebtedness of the Company, including (without limitation) the following: (i) restructuring the Company’s balance sheet by moving items from short term payables to a more stable balance sheet position; (ii) creating a reserve of up to $500,000 in incremental cash for the Company’s future use; and (iii) any other purpose intended to increase the likelihood of attracting additional equity financing.

Specifically, the parties contemplate that proceeds may be used for the following purposes:

$1,105,000 to General Bank to retire existing senior credit facility;
$ 61,000 to collateralize existing letter of credit with General Bank;
$ 505,000 in Notes Payable to Lender (to retire existing Schwartz note); 1 500,000 for general working capital and miscellaneous payables.

Confidential

MATURITY DATE:	One year from Closing Date, or upon the occurrence of an Event of Default (as defined by the parties in final documentation).

FACILITY REQUIREMENT:	(1) Completion by Lender of first mortgages in connection with some or all of the following residential properties:

• 26 Grayton Avenue, Hyannis Port, MA

• 272 Craigville Beach Road, Hyannis Port, MA

• 430 Scudder Avenue, Hyannis Port, MA

• 382 Commonwealth Ave, Apt. l3, Boston, MA

(2) Approval by Salary.com Board of Directors of final binding legal documentation in connection with all proposed transactions;

(3) Preparation and filing of security interests for the benefit of Lender;

(4) Simultaneous retirement (through payment in full) of Salary.com’s existing credit facility with General Bank;

(5) No material changes in the business prospects or the current level of operating cash flow generated by the Company prior to closing.

LOAN FEE TO LENDER	1% of Total Proceeds

INTEREST PAYMENTS:	Interest Payments shall be due semi-monthly on the seventh and twenty second business day of each month. Payments shall be made by wire transfer or otherwise, as Lender shall direct. (Assuming 52,171,000 in proceeds drawn down, the first semi-monthly payment would total $7,688.80.)

PRE-PAYMENT OF PRINCIPAL	Total of the loan facility availability may be permanently reduced at any time by Salary.com. Line of credit may be drawn down or paid down without reducing availability. Loan may be prepaid in part or in full at any time without penalty.

WARRANTS TO LENDER:	No warrants.

INTEREST RATE:	The interest rate payable by Salary.com to Lender shall be 4.25% above the WSJ prime rate (4.25 % at 4/9/03), adjusted quarterly. In the event Salary.com fails to make any interest payment on its due date, and further fails to cure within five days of receipt of notice of such failure to pay (sent to the Company with copies to the Board of Directors), then the interest rate payable by Salary.com shall be adjusted to 18% for the life of the facility.

Confidential

LENDER’S COMMITMENT FEE	Lender will receive a commitment fee equal to 6.00% of balances available but not drawn down. This fee structure is designed to encourage Borrower to reduce credit line over time and to compensate Lender for its cost of capital. No commitment fees will be payable on amounts drawn down upon which interest is being paid.

COLLATERAL:	Lender will be granted a senior secured position with blanket security interest in all business assets of Salary.com Inc., including the right to: (i) have all deposits from credit card collections (currently approximately $120,000 per month) assigned to and directly deposited to Lender’s account upon written notice; and (ii) implement a lock box and assignment of receivables to Lender, upon written notice at any time and for any reason. In addition, Salary.com agrees to make best efforts to remain current on all other debt obligations, including but not limited to, payments owing to Subordinated Debt holders.

STATEMENT OF BUSINESS CONDITIONS AND PARTIES’ INTENT:	Lender is providing capital to a business that is growing, prospering and cash-flow positive from operations. In the event that Salary.com should become cash flow negative from operations for any three consecutive months or face extraordinary threats to its business and subscription revenue streams, the Company may need to reduce headcount and/or spending to such a level that the Company re-establishes a cash flow positive position that is maintainable and allows for the repayment of senior and subordinated debt. Salary.com’s Board of Directors understands and agrees that, as a result of its decision to enter into the proposed transaction, the Company’s management may subsequently be required to sacrifice short-term growth in order to repay debt and ensure the Company’s long-term viability.

COVENANTS & EVENTS OF DEFAULT:	Final form of note shall include covenants and events of default similar to those proposed by General Bank.

OTHER:	(1) Borrower will be responsible for all out-of-pocket expenses and legal fees incurred by Lender (including mortgage closing costs and costs associated with “points” charged by the mortgage lender, attorney’s fees for loan documents/warrants agreement preparation, and UCC search and filings). Estimated legal fees and other expenses are $15,000.

(2) All of Lender’s rights hereunder shall be assignable without Borrower’s consent.

Confidential

Transaction	2: Conversion of Existing Indebtedness into Equity

ISSUER:	Salary.com, Inc.

PURCHASER:	Gregory Kent Plunkett (individually)
330 Beacon Street, #93
Boston, MA 02116

SECURITIES PURCHASED:	Approximately 11,119,280 shares of Salary.com Common Stock

PURCHASE PRICE:	Consideration worth $277,982, consisting of the following:

• Forgiveness of $130,000 in existing short-term notes held by GKP;

• Forgiveness of $147,982 in expenses presently due and payable to GKP.

In addition, GKP will provide Salary.com with the following:

•      Agreement to defer payment of $234,375 in past due salary, until such time as Salary.com can make such payments without materially impacting its ability to operate. (This item would appear on Salary.com’s balance sheet as long term-1 deferred compensation.)

• Confirmation of GKP’s December 31, 2002 waiver of all interest due in 2002 from bridge loan proceeds ($209,364.10 as of December 31, 2002).

ANTI-DILUTION PROTECTION:	GKP shall be entitled to weighted average anti-dilution protection at the price of $.25/share.

OTHER:	(1) Upon completion of this transaction, GKP shall be entitled to receive a cash payment for any business expenses incurred by him for which reimbursement has not yet been received or exchanged above.

(2) Salary.com’s Board of Directors board agrees to actively seek out an equity investment of up to $1,500,000 in a preferred series security, convertible into 1 common share, at a price per preferred share of $.25. Preferably this funding would be attracted from existing investors (e.g., Lyric Ventures) interested in increasing their investment in the Company.

Confidential

2. The terms of this Agreement are severable. If for any reason any part hereof shall be found to be unenforceable, the remaining terms and conditions of this Agreement shall be enforced in full.

3. The validity, interpretation and performance of this Agreement shall be governed by and construed in accordance with the internal law of the Commonwealth of Massachusetts, without giving effect to conflict of law principles. This Agreement shall be deemed to have been made in Massachusetts, and the parties agree that any action relating to the terms and provisions of this Agreement shall be commenced in Massachusetts in any court of competent jurisdiction.

4. No variations or modifications of this Agreement shall be deemed valid unless reduced to writing and signed by the parties hereto.

5. This Agreement may be executed in counterparts and via facsimile, each of which shall be deemed an original but all of which shall together constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned parties have executed this Agreement as of the Effective Date, and it shall be binding upon and inure to the benefit of the heirs, successors and assigns of the parties hereto.

SALARY.COM, INC.		WIANNO VENTURES, LLC

/s/ Richard J. Cellini		/s/ Julianne Pemberton
By:	Richard J. Cellini	By:	Julianne Pemberton
Its:	Chief Financial Officer	Its:	General Partner
Date:	April 09, 2003	Date:	9 May 2003

GREGORY KENT PLUNKETT

/s/ Gregory Plunkett
By:	Gregory Plunkett
Date:	5-09-03

5